Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports

Third Quarter 2023 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – November 14, 2023 - CVD Equipment Corporation (NASDAQ: CVV), today announced its financial results for the third quarter ended September 30, 2023.

Emmanuel Lakios, President and CEO of CVD Equipment Corporation, commented, “As previously communicated, our order and revenue levels have historically fluctuated, which is often typical in the highly cyclical process equipment industry. As such, while we saw a year over year decline in third quarter revenue of $1.9 million, our year-to-date 2023 revenue of $20.0 million was 7.6% higher than the corresponding period in the prior fiscal year. While we are disappointed with our third quarter revenue, we continue to see opportunities in key strategic markets of high-power electronics, battery materials/energy storage and aerospace and defense. We remain committed to stay the course on our strategy to achieve consistent long-term profitability, with a focus on growth and return on investment. Our return to profitability is subject to our ability to receive additional system orders and continue our efforts to reduce our overall operating costs.”

Third Quarter 2023 Financial Performance

●	Revenue of $6.2 million, down 23.2% as compared to the third quarter of 2022, primarily due to lower system revenues.
●	Orders for the third quarter were $4.1 million driven by continued demand in the aerospace sector.
●	Backlog as of September 30, 2023 of $16.6 million, a decrease from $18.8 million at June 30, 2023.
●	Our gross profit margin percentage was consistent with recent quarters at 25.6% and less than the prior year quarter of 29.8% principally due to lower revenues and changes in contract mix.
●	Operating loss of $1.0 million.
●	As a result of a modification to certain customer contracts, revenue recognition for certain contracts changed from “point in time” to “over time”. As a result of this contract modification, we recorded an increase in revenue of $0.8 million during the third quarter of 2023 that was deferred as of June 30, 2023 and recognized on the date of the contract modification.
●	Net loss of $0.8 million or $0.11 basic and diluted share, compared to a net income of $63,000 or $0.01 per basic and diluted share during the prior year third quarter.
●	Cash and cash equivalents as of September 30, 2023 of $14.3 million.

Third Quarter 2023 Operational Performance

●	Additions of Ms. Deb Wasser and Dr. Ashraf Lotfi to our Board of Directors. Ms. Wasser brings extensive experience in the areas of corporate governance and financial communications. Dr. Lotfi brings an in-depth knowledge of the power electronics market.
●	Received approximately $2.0 million of orders in the aerospace sector expected to be delivered over the next 12 months. Also contributing to the third quarter order bookings were orders from research institutions of approximately $0.9 million.
●	We continue to make investments in both research and development and sales and marketing focused on our three key strategic markets.

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●	In the high-power electronics market, there were no PVT150 system orders received in the first nine months of September 30, 2023. We have expanded our marketing efforts, including direct outreach to multiple potential customers as well as attendance at key silicon carbide related trade shows and conferences including the ICSCFRM conference in September 2023. The engaged customers include both silicon carbide wafer manufacturers as well as fully integrated wafer and device manufacturers. The success of our PVT150 and PVT200 systems marketing efforts is dependent on the performance of our equipment in the field, overall market conditions, our customers’ ability to qualify their end product with their customers and our customers’ ability to obtain the funding necessary to purchase our equipment.
●	On August 8, 2023, the Company entered into a purchase and license agreement with a third party to sell certain assets and license certain proprietary information of MesoScribe in exchange for $0.9 million. The purchase price is payable in several installments and contingent upon certain performance metrics and other milestones. The Company expects to transaction to be completed during the next three months with the shipment of the equipment to the purchaser.

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-3043 or international (201) 389-0926. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13742244.

A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include high power electronics (silicon carbide), EV battery materials / energy storage (carbon nanotubes, graphene and silicon nanowires) and aerospace & defense (ceramic matrix composites). Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

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enabling tomorrow’s technologies™

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT150 system; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

For further information about this topic please contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

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enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data- Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$6,234	$8,119	$19,998	$18,579
Cost of revenue	4,636	5,699	14,579	13,952
Gross profit	1,598	2,420	5,419	4,627
Operating expenses
Research and development	704	518	1,865	1,397
Selling	434	290	1,281	895
General and administrative and other *	1,450	1,490	4,683	3,937
Total operating expenses	2,588	2,298	7,829	6,229
Operating income (loss)	(990)	122	(2,410)	(1,602)
Net income (loss)	$(753)	$63	$(1,906)	$(1,773)
Basic and diluted income (loss) per share	$(0.11)	$0.01	$(0.28)	$(0.26)

* Nine months ended September 30, 2023 includes loss on sale of Tantaline subsidiary of $0.2 million and an impairment charge related to MesoScribe fixed assets of $0.1 million.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands -Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$14,285	$14,365
Accounts receivable, net	2,585	3,788
Contract assets	2,895	2,170
Inventories, net	4,290	2,538
Other current assets	848	797
Total current assets	24,903	23,658
Employee retention credit receivable	-	1,529
Property, plant and equipment, net	12,207	12,596
Intangible assets, net	107	119
Other assets	10	10
Total assets	$37,227	$37,912

Liabilities and Stockholders’ Equity
Current liabilities	$8,723	$8,164
Long-term debt, net of current portion	288	349
Total stockholders’ equity	28,216	29,399
Total liabilities and stockholders’ equity	$37,227	$37,912

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2022.

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